EXHIBIT 99

FOR IMMEDIATE RELEASE:                                                                                                                                                                     NEWS
February 13, 2001                                                                                                                                                    Nasdaq National Market/AVRT
                                                                                                                                                                                          http://www.avert.com

AVERT, INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR Q4 AND YEAR END
2000 Year End Net Revenues and Earnings Per Share Both Up 42%
Recurring / Outsourcing Revenue Growth Up Over 600%

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an Internet based application service provider (ASP) company providing employment screening and human resource solutions to a diverse nationwide customer base, today announced financial results for its fourth quarter and year-ended December 31, 2000.

Net revenues for the year reached a record $17,895,000 up 42% from $12,608,000 in 1999. Recurring and outsourcing revenue growth increased 644% to $3,670,000 compared to $570,000 in 1999. Recurring revenue accounted for 21% of the total revenue in 2000, compared to only 5% of the total revenue in the previous year.

Earnings per share rose 42% to $.81, up from $.57 cents per share, a year ago. Record net income for the year increased 40% to $2,661,000, compared to $1,898,000 in 1999. For the year ending December 31, 2000, the Company reported $9,915,000 in working capital and no long-term debt. Avert’s net margins after tax for the year-end were 15%.

“We are pleased to announce Avert’s top and bottom line growth in excess of 40% for the second year in a row,” stated Dean A. Suposs, President and Chairman of Avert, Inc. “Rapid growth in subscription services, our small business AvertFirst human resource desktop, and package based pricing have contributed to our success in recurring revenue. Along with this, much of our improved profitability can be attributed to our continued investment in technology. A major goal of ours has been, and continues to be, to increase the amount of revenue we can generate per employee. We are proud to report from 1999 to 2000, Avert product orders increased 57% while staffing only increased by 18%. This resulted in a 20% increase in revenue per employee.”

Revenue from criminal history reports for 2000 rose to $8,688,000, a 23% increase from a year ago; previous employment reports and credit reports grew 29% to $1,699,000; motor vehicle driving records advanced 32% to $1,886,000; workers’ compensation histories declined 9% to $769,000; and services more than doubled to $3,029,000, up 158%.

“As we look to the future, our acquisition of an assessment testing family of products and our AvertFirst virtual HR desktop have added two high margin recurring revenue products to our suite of services,” continued Suposs. More than 2000 new customers have signed up for the AvertFirst desktop in December of 2000 and January of 2001, while sales and revenue for assessment testing are just beginning. “This year looks to be very exciting as we continue to grow and roll out products that have high margin recurring revenue,” he concluded.

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The fourth quarter also represented comparable accomplishments for Avert. Net revenues for the fourth quarter advanced to $4,821,000, a 31% increase from $3,673,000 in the same period in 1999. The results of the fourth quarter revenue gain continue at a level that has become characteristic of Avert’s performance all year. First quarter 2000 posted a 50% gain over the previous year’s first quarter; second quarter a 47% gain; and third quarter represented a 43% gain in net revenues.

Fourth quarter 2000 net income was up 12% to $729,000, compared to $653,000 in 1999. Earnings per share rose 10% to $.22, up from $.20 cents per share, a year ago. It represented the fourth consecutive quarter of double-digit per share earnings. Net margins for the quarter were 15.4%.

About Avert, Inc.
Through its headquarters in Fort Collins, Colorado, Avert, inc. is an Internet based information network company providing employment background checks via remote access to a diverse nationwide customer base. Visit our headquarters at www.avert.com.

EARNINGS RECAP                            Fourth Quarter Ended              Year Ended
                                              December 31,                 December 31,
                                            2000         1999          2000           1999

Revenue                                $ 4,821,000  $ 3,673,000   $17,895,000    $12,608,000
Net Income                             $   729,000  $   653,000   $ 2,661,000    $ 1,898,000
Basic Net Income per common share      $       .22  $       .20   $       .81    $       .57
Basic Weighted avg. shares outstanding   3,300,830    3,284,227     3,299,460      3,314,000

BALANCE SHEET DATA                      December 31,               December 31,
                                            2000                       1999

Working Capital                        $ 9,915,000                $ 8,496,000
Total Assets                           $14,464,000                $12,428,000
Total Liabilities                      $ 1,939,000                $ 1,476,000
Shareholders' Equity                   $12,525,000                $10,952,000

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This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

CONTACT: Avert, Inc. Investor Relations - 800.367.5933
              INVESTORRELATIONS@AVERT.COM

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